KPMG Peat Marwick LLP
345 Park Avenue
New York, NY 10154





Independent Auditors' Consent




The Board of Directors and Shareholders
Lexington Strategic Investments Fund, Inc.:

We consent to the use of our report dated August 1, 1996, included in the Registration Statement on form N-1A and to the references to our firm under the headings Financial Highlights and Counsel and Independent Auditors in the Prospectus.







KPMG Peat Marwick LLP



New York, New York
October 16, 1996